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                                                                    EXHIBIT 7(q)

JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH: 303-333-3863
www.janus.com

                                LETTER AGREEMENT

July 31, 2001

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Aspen Series (the "Trust") has changed the name of Equity Income Portfolio to Core Equity Portfolio (the "Portfolio") effective July 31, 2001. The Trust requests confirmation that all references to "Equity Income Portfolio" in the Custodian Contract dated December 5, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Core Equity Portfolio," and that State Street will continue to act as custodian for the Portfolio under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES


By:
   --------------------------------------------------
      Kelley Abbott Howes
      Vice President

STATE STREET BANK AND TRUST COMPANY


By:
   --------------------------------------------------

Agreed to this ____ day of ___________, 2001.

cc:      Bonnie M. Howe
         Kelley Abbott Howes
         Glenn O'Flaherty
         Christine Scheel